CONSENT OF REGISTERED INDEPENDENT PUBLIC ACCOUNTING FIRM

To: Planetlink Communications, Inc.

As registered independent certified public accountants, we hereby consent to the incorporation by reference in this Registration Statement on Form S-8, of our report, which includes an explanatory paragraph regarding the substantial doubt about the Company's ability to continue as a going concern, dated March 18, 2005, included in Planetlink Communications, Inc.'s Annual Report on Form 10-KSB for the year ended December 31, 2004, and to all references to our firm included in this Registration Statement.


                                    /s/ Russell Bedford Stefanou Mirchandani LLP


New York, New York
January 20, 2006